                                                                     EXHIBIT 2.3



                           SHARE PURCHASE AGREEMENT

                                    BETWEEN

                              CFDC HOLDINGS CORP.

                                      AND

                              LAWRENCE I. OEDING

                                FRANK L. CARNEY

                                 PAUL J. MOHR

                                  MADE AS OF

                                JANUARY 4, 2000

                               TABLE OF CONTENTS
                               -----------------

                           SHARE PURCHASE AGREEMENT
                           ------------------------

                          ARTICLE 1 - INTERPRETATION
                          --------------------------

 1.1  Definitions.......................................................   2
      -----------
 1.2  Headings..........................................................   4
      --------
 1.3  Extended Meanings.................................................   4
      -----------------
 1.4  Accounting Principles.............................................   4
      ---------------------
 1.5  Currency..........................................................   4
      --------
 1.6  Schedules.........................................................   4
      ---------

                         ARTICLE 2 - PURCHASE AND SALE
                         -----------------------------

 2.1  Purchase and Sale and Purchase Price...............................   5
      ------------------------------------

                  ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

 3.1  Vendors' Representations and Warranties............................   5
      ---------------------------------------
 3.2  Survival of Vendors' Representations, Warranties and Covenants.....  18
      --------------------------------------------------------------
 3.3  Purchaser's Representations and Warranties.........................  18
      ------------------------------------------
 3.4  Survival of Purchaser's Representations, Warranties and Covenants..  18
      -----------------------------------------------------------------

                              ARTICLE 4 - CLOSING
                              -------------------

 4.1  Closing............................................................  19
      -------
 4.2  Deliveries by the Vendors to the Purchaser.........................  19
      ------------------------------------------
 4.3  Deliveries by the Purchaser to the Vendors.........................  20
      ------------------------------------------

                             ARTICLE 5 - COVENANTS
                             ---------------------

 5.1  Taxes..............................................................  20
      -----
 5.2  Employees..........................................................  21
      ---------

                          ARTICLE 6 - INDEMNIFICATION
                          ---------------------------
 6.1  By the Vendors.....................................................  22
      --------------
 6.2  By Purchaser.......................................................  22
      ------------
 6.3  Indemnification Procedure..........................................  22
      -------------------------

                            ARTICLE 7 - CONDITIONS
                            ----------------------

 7.1  Conditions for the Benefit of the Purchaser........................  23
      -------------------------------------------
 7.2  Conditions for the Benefit of the Vendors..........................  24
      -----------------------------------------

                              ARTICLE 8 - GENERAL
                              -------------------

 8.1  Further Assurances.................................................  25
      ------------------
 8.2  Time of the Essence................................................  25
      -------------------
 8.3  Commissions........................................................  25
      -----------
 8.4  Legal Fees.........................................................  26
      ----------
 8.5  Public Announcements...............................................  26
      --------------------
 8.6  Benefit of the Agreement...........................................  26
      ------------------------
 8.7  Entire Agreement...................................................  26
      ----------------
 8.8  Amendments and Waiver..............................................  26
      ---------------------
 8.9  Assignment.........................................................  26
      ----------
8.10  Notices............................................................  27
      -------
8.11  Governing Law......................................................  28
      -------------
8.12  Forum Selection....................................................  28
      ---------------
8.13  Severability.......................................................  28
      ------------
8.14  Counterparts and Facsimile Signatures..............................  28
      -------------------------------------
8.15  Construction.......................................................  28
      ------------

                           SHARE PURCHASE AGREEMENT
                           ------------------------


THIS AGREEMENT made as of January 3/rd/, 2000 with effect as of January 1/st/, 2000


BETWEEN:

               CFDC HOLDINGS CORP., a corporation incorporated under the laws of the State of Texas

               (the "Purchaser"),

AND:

               LAWRENCE I. OEDING, of the City of Wichita in the State of Kansas

               ("Mr. Oeding")

               FRANK L. CARNEY, of the City of Wichita in the State of Kansas

               ("Mr. Carney")

               PAUL J. MOHR, of the City of Wichita in the State of Kansas

               ("Mr. Mohr")

               (Mr. Oeding, Mr. Carney, and Mr. Mohr are hereinafter referred to collectively as the "Vendors"),


WHEREAS:

A. The Vendors are the beneficial and registered owners of the Shares, being all the issued and outstanding common shares of the capital stock of the Corporation; and

B. The Vendors desire to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;


          NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained (and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:

                          ARTICLE 1 - INTERPRETATION
                          --------------------------

1.1       Definitions
          -----------

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendors and the Purchaser;

     (b) "Balance Sheet" means the consolidated balance sheet of the Corporation and the Subsidiary as of the Balance Sheet Date;

     (c)  "Balance Sheet Date" means December 31, 1998;

     (d) "Business Day" means a day other than a Saturday, Sunday or bank holiday in Kansas;

     (e) "Closing" means the closing of all the transactions contemplated in this Agreement at the Time of Closing on the Closing Date which shall be effected by the deposit by the parties hereto of all documents required to be delivered in order to effect such Closing pursuant to the provisions hereof, whereupon the Closing shall have occurred and the respective documents thus tabled will be delivered to the respective parties and third parties, if any, in accordance with a closing agenda to be agreed upon between the Purchaser Counsel and the Vendor Counsel before the Time of Closing;

     (f) "Closing Date" means January 3, 2000 or such other date as may be agreed to in writing between the Vendors and the Purchaser;

     (g)  "Corporation" means National Recovery Systems, Ltd. of America;

     (h)  "Financial Statements" has the meaning set out in Section 3.1(o);

     (i)  "Interim Financial Statements" has the meaning set out in Section
          3.1(p);

     (j)  "Interim Balance Sheet Date" means November 30, 1999;

     (k) "Interim Balance Sheets" means the balance sheets of the Corporation and the Subsidiary as at the Interim Balance Sheet Date;

     (l) "Knowledge of the Vendors" means with respect to the existence or absence of facts, that none of the Vendors have had come to their attention any information which would give them actual knowledge of the existence or absence of such facts and that they have not undertaken any independent investigation to determine the existence or absence of such facts;

     (m)  "Losses" has the meaning set out in Section 6.1;

     (n) "NASDAQ" means the National Association of Security Dealer Automated Quotation System;

     (o)  "Material Contracts" has the meaning set out in Section 3.1(z);

     (p)  "Purchase Price" has the meaning set out in Section 2.1(a);

     (q) "Purchaser Counsel" means, collectively, in Canada, McCarthy Tetrault of Vancouver, British Columbia, and in the United States of America, Martin, Pringle, Oliver, Owen, Wallace & Swartz, L.L.P. of Wichita, Kansas;

     (r)  "Real Property" has the meaning set out in Section 3.1(gg);

     (s) "Shares" means the 400,000 issued and outstanding common shares of the capital stock of the Corporation;

     (t) "Sharing Percentages" means for Mr. Oeding 23.75%, for Mr. Carney 47.5%, and for Mr. Mohr 28.75%;

     (u) "Software" means, collectively, all computer software used by the Corporation and the Subsidiary;

     (v) "Subsidiary" means National Process Servers Inc., a corporation incorporated pursuant to the laws of the State of Kansas;

     (w) "Subsidiary Share" means one common share of the capital stock of the Subsidiary;

     (x) "Time of Closing" means 9 o'clock in the morning (Wichita Time) on the Closing Date; and

     (y)  "Vendor Counsel" means Foulston & Siefkin L.L.P of Wichita, Kansas;

     (z) "Vendors' Certificates" means collectively, the certificates delivered on Closing, in substantially the form of the draft affidavit attached hereto as Schedule 4.2(a)(xiv) by each of the Vendors stating under penalty of perjury each Vendor's United States taxpayer identification number and that such Vendor is not a foreign person within the meaning of Section 1445(b)(2) of the Internal Revenue Code of the United States of America;

1.2       Headings
          --------

          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3       Extended Meanings
          -----------------

          In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4       Accounting Principles
          ---------------------

          Except as previously disclosed to the Purchaser, wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5       Currency
          --------

          All references to currency herein are to lawful money of the United States of America.

1.6       Schedules
          ---------

          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule 3.1(a)           Pending Filings
          Schedule 3.1(c)           Pending Applications
          Schedule 3.1(d)(iii)      Corporate Record Material
          Schedule 3.1(f)           Rights Attached to the Shares
          Schedule 3.1(h)           Rights attached to the Subsidiary Shares
          Schedule 3.1(o)           Financial Statements
          Schedule 3.1(p)           Interim Financial Statements
          Schedule 3.1(p)(iv)       Unreported Matters
          Schedule 3.1(s)           Liens and Encumbrances
          Schedule 3.1(u)           Capital Expenditures

          Schedule 3.1(w)           Tax Liability
          Schedule 3.1(x)           Tax Returns
          Schedule 3.1(z)           Material Contracts
          Schedule 3.1(cc)          Leases of Real Property
          Schedule 3.1(ff)          Leases of Personal Property
          Schedule 3.1(jj)          Royalty, License Fee, Management Fee
          Schedule 3.1(kk)          Employees
          Schedule 3.1(ll)          Employee Benefit Plans
          Schedule 3.1(oo)          Employee Payments Out of the Ordinary
                                    Course
          Schedule 3.1(uu)          Legal Actions
          Schedule 3.1(xx)          Jurisdictions of Business, Permits, and
                                    Licenses
          Schedule 3.1(bbb)         Intellectual Property
          Schedule 3.1(eee)         Insurance Policies
          Schedule 3.1(fff)         Software Compliance
          Schedule 4.2(a)(x)        Opinion of Vendor's Counsel
          Schedule 4.2(a)(xi)       Mr. Oeding's Employment Agreement
          Schedule 4.2(a)(xii)      Non-Competition Agreements
          Schedule 4.2(a)(xiv)      Vendor's Certificates


                         ARTICLE 2 - PURCHASE AND SALE
                         -----------------------------

2.1       Purchase and Sale and Purchase Price
          ------------------------------------

     (a) The Vendors shall sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendors for a total purchase price of Three Million, Two Hundred and Fifty Thousand ($3,250,000) Dollars (the "Purchase Price") upon and subject to the terms and conditions hereof.

     (b) The Purchase Price shall be paid and satisfied by delivery of immediately available funds to each of the Vendors on Closing in the amount of their respective Sharing Percentages of the Purchase Price.


                  ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

3.1       Vendors' Representations and Warranties
          ---------------------------------------

          Each of the Vendors represents and warrants to the Purchaser that the following representations and warranties are true as of the date hereof or will be true as of the Time of Closing;

     (a) except as disclosed in Schedule 3.1(a), the Corporation is a corporation duly organized and validly existing and in good standing under the laws of Kansas with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Corporation is subject;

     (b) the Corporation is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the location of its assets requires such qualification.

     (c) except as disclosed in Schedule 3.1(c), the Corporation is duly authorized and licensed and has all licenses, franchises, permits and other governmental authorizations required under all applicable laws, regulations, ordinances and orders of public authorities to own, lease and operate its assets and to carry on its business in the places and in the manner as now conducted.

     (d) the Vendors have delivered to the Purchaser or its representatives complete and correct copies of the following documents relating to the corporate existence of the Corporation and the Subsidiary.

          (i) the Articles of Incorporation and Bylaws of the Corporation and the Subsidiary, including all amendments and restatements thereof, as in effect on the date hereof;

          (ii)  the stock records of the Corporation and the Subsidiary;

          (iii) except as set forth on Schedule 3.1(d)(iii), the minutes and other records of the meetings and other proceedings of the shareholders and directors of the Corporation and the Subsidiary since the date of their incorporation which accurately disclose all material corporate actions relating to the allotment, issuance, repurchase, redemption, surrender and cancellation or other actions pertaining to the shares of the capital stock of the Corporation and the Subsidiary; and

          (iv) copies of certificates of good standing for the Corporation and Subsidiary for each jurisdiction in which the nature of their business or the location of their assets requires qualification;

     (e) the entire authorized capital stock of the Corporation consists of 500,000 common shares without par value, of which 400,000 have been validly issued and are outstanding as fully paid and non-assessable;

     (f) the rights, privileges, restrictions and conditions attached to the Shares are as set out in Schedule 3.1(f) attached hereto;

     (g) the authorized capital of the Subsidiary consists of 10,000 common shares without par value, of which 5,000 have been validly issued and are outstanding as fully paid and non-assessable;

     (h) the rights, privileges, restrictions and conditions attached to the Subsidiary Shares are as set out in Schedule 3.1(h);

     (i) each of the Vendors is the beneficial and registered owner of the number of Shares shown adjacent to his name in the following table free and clear of all liens, charges, encumbrances and any other rights of others:


           Name of Vendor            Number of Shares
           --------------            ----------------

           Mr. Oeding                     95,000

           Mr. Carney                    190,000

           Mr. Mohr                      115,000

     (j) each of the Vendors has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares registered in their respective names to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others;

     (k) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

          (i) the Vendors to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement; or

          (ii) the Corporation to allot or issue any of the authorized but unissued shares of the Corporation or to create any additional class of shares;

     (l) the Corporation is the beneficial and registered owner of all the issued and outstanding Subsidiary Shares free and clear of all liens, charges, encumbrances and any other rights of others;

     (m) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

          (i) the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the issued and outstanding Subsidiary Shares; or

          (ii) the Subsidiary to allot or issue any of the unissued Subsidiary Shares or to create any additional class of shares;

     (n) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors or by the Corporation will result in the violation of:

          (i) any of the provisions of the articles of incorporation or bylaws of the Corporation or the Subsidiary;

          (ii) any agreement or other instrument to which the Corporation or the Subsidiary is a party or by which the Corporation or the Subsidiary is bound which will not be terminated as of the Closing Date, or

          (iii) any applicable law, rule or regulation;

     (o) the audited consolidated financial statements of the Corporation and the Subsidiary, consisting of the Balance Sheets and statements of operations, and statements of cash flow for the fiscal periods ended on December 31, 1997 and on the Balance Sheet Date, together with the report of Kirkpatrick Sprecker & Co. L.L.P., certified public accountants, thereon (hereinafter collectively referred to as the "Financial Statements"), copies of which are attached hereto as
          Schedule 3.1(o):

          (i) are in accordance with the books and accounts of the Corporation and the Subsidiary as at the Balance Sheet Date,

          (ii) are true and correct and present fairly the financial position of the Corporation and the Subsidiary as at the Balance Sheet Date,

          (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and

          (iv) present fairly all of the assets and liabilities of the Corporation and the Subsidiary as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation and the Subsidiary as at the Balance Sheet Date;

     (p) the unaudited financial statements of the Corporation and the Subsidiary, consisting of the Interim Balance Sheets and statement of operations, statement of change in stockholder's equity (deficit) and statement of cash flow for the period ended on the Interim Balance Sheet Date (hereinafter collectively referred to as the "Interim Financial Statements"), a copy of which is attached hereto as Schedule 3.1(p):

          (i) are in accordance with the books and accounts of the Corporation and the Subsidiary as at the Interim Balance Sheet Date,

          (ii) are true and correct and present fairly the financial position of the Corporation and the Subsidiary as at the Interim Balance Sheet Date,

          (iii) except as previously disclosed to the Purchaser have been prepared in accordance with generally accepted accounting principles consistently applied, and

          (iv) present fairly all of the assets and liabilities of the Corporation and the Subsidiary as at the Interim Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation and the Subsidiary as at the Interim Balance Sheet Date except as set forth in Schedule 3.1(p)(iv);

     (q) since the Interim Balance Sheet Date there has been no material adverse change in the assets, liabilities or financial position of the Corporation or the Subsidiary including, without limitation the business, prospects, operations or condition of the Corporation or the Subsidiary, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not materially and adversely affected the affairs, business, prospects, operations or condition of the Corporation or the Subsidiary, financial or otherwise;

     (r) since the Interim Balance Sheet Date, the businesses of the Corporation and the Subsidiary have been carried on in their usual and ordinary course and neither the Corporation nor the Subsidiary has entered into any transaction out of the usual and ordinary course of their respective businesses;

     (s) the Corporation and the Subsidiary are the respective owners with a good and marketable title, free and clear of all liens, charges, encumbrances and any other rights of others, of all assets of the Corporation and the Subsidiary shown or reflected on the Interim Balance Sheet and listed in Schedule 3.1(s), except (as noted in such Schedule 3.1(s)) for (A) such of the assets of the Corporation and the Subsidiary as have been disposed of in the usual and ordinary course of business since the Interim Balance Sheet Date, (B) assets being leased, (C) liens which are to be released by the Closing Date or which are not listed in such Schedule 3.1(s) because they (i) are not substantial in character amount or extent, and do not materially detract from the value of the assets subject thereto, (ii) do not materially interfere with either the present or intended use of such assets, and (iii) do not, individually or in the aggregate, materially interfere with the conduct of the Corporation's or the Subsidiary's business;

     (t) no outstanding orders, notices or similar requirements relating to the Corporation and the Subsidiary issued by any building, environmental, fire, health, labor or police authorities or from any other similar federal, state or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

     (u) except as set out in Schedule 3.1(u), no single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $50,000 have been made or authorized by either the Corporation or the Subsidiary since the Interim Balance Sheet Date;

     (v) no dividends have been declared or paid on or in respect of the Shares and no other distribution on any of its securities or shares has been made by the Corporation since the Interim Balance Sheet Date and all dividends which to the date hereof have been declared or paid by the Corporation have been duly and validly declared or paid;

     (w) neither the Corporation nor the Subsidiary has any liability, obligation or commitment for the payment of income taxes, corporation taxes or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto, except such as are disclosed in the Interim Financial Statements or such taxes or duties not yet due and payable as have arisen since the Interim Balance Sheet Date in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation or the Subsidiary, as the case may be, has been made, and neither the Corporation nor the Subsidiary are in arrears with respect to any required withholdings or installment payments of any tax or duty of any kind and has not filed any waiver for a taxation year of the Corporation under the Internal Revenue Code of the United States of America or any other legislation imposing tax on the Corporation except as disclosed in Schedule 3.1(w);

     (x)  the tax returns of the Corporation and the Subsidiary as disclosed in
          Schedule 3.1(x) attached hereto are true and complete in all material respects;

     (y) except as disclosed in Schedule 3.1(w), there are no outstanding liabilities against the Corporation or the Subsidiary except trade debts incurred in the usual and ordinary course of business which could be reasonably expected to have a material adverse effect on the Corporation or the Subsidiary;

     (z) neither the Corporation nor the Subsidiary is a party to any contract or commitment (i) outside the usual and ordinary course of business
          (ii) not cancellable without penalty extending for a period of time longer than three (3) months or (iii) involving expenditures by the Corporation in the aggregate in excess of $5,000 or (iv) not listed in Schedules 3.1(cc) and 3.1(ff), except such contracts or commitments as are listed in Schedule 3.1(z) attached hereto (collectively, the "Material Contracts");

     (aa) all such Material Contracts are in good standing and in full force and effect and neither the Corporation nor the Subsidiary is in default or breach of any Material Contract to which each is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach so that the Corporation or the Subsidiary, as the case may be, are each entitled to all material benefits under the Material Contract to which they are respectively parties;

     (bb) neither the Corporation nor the Subsidiary is a party to or bound by any guarantee, indemnification, surety or similar obligation;

     (cc) neither the Corporation nor the Subsidiary owns any real property nor are they a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee except as set out in
          Schedule 3.1(cc);

     (dd) the leases of real property listed on Schedule 3.1(cc) constitute all the real property leases to which either the Corporation or the Subsidiary is a party (either as lessor or lessee). True and complete copies of such leases and all amendments and modifications thereof have been provided to the Purchaser. Except as set forth [in the leases described] on Schedule 3.1(cc), neither the Corporation nor the Subsidiary has any obligation under any such leases for the repair or reconstruction of any of the leasehold premises, including any buildings, structures, leasehold improvements, fixtures, or appurtenances. To the knowledge and belief of the Vendors, all such leasehold premises are adequate and suitable for the purposes for which they are presently being used, and conform in all material respects to all applicable laws, ordinances, and regulations;

     (ee) with respect to the leases of real property listed on Schedule 3.1(cc) hereto, the Corporation or the Subsidiary has a valid leasehold interest in such real property, free and clear of all liens, claims, and encumbrances, except as described on Schedule 3.1(cc). With respect to each such lease, except as otherwise disclosed on Schedule 3.1(cc), (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms,
          (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) such leases were entered into in the ordinary course of business and the Corporation or the Subsidiary has been in peaceable possession since the beginning of their respective possession (either as lessor or lessee) under any such lease, (iv) for a period of two (2) years prior to the date hereof or, if shorter, during the period of the Corporation or the Subsidiary's possession (either as lessor or lessee), the Corporation or the Subsidiary and each other party thereto have complied with all respective covenants and provisions of any such leases in all material respects, (v) neither the Corporation, the Subsidiary nor any other party is in material default in any respect under any such leases,
          (vi) for a period of two (2) years prior to the date hereof or, if shorter, during the period of the Corporation or the Subsidiary's possession (either as lessor or lessee), no party has asserted any defense, set-off or counterclaim thereunder, (vii) for a period of two
          (2) years prior to the date hereof or, if shorter, during the period of the Corporation or the Subsidiary's possession (either as lessor or lessee), no waiver, indulgence, or postponement of any obligations thereunder has been granted by any party, (viii) for a period of two
          (2) years prior to the date hereof or, if shorter, during the period of the Corporation or the Subsidiary's possession (either as lessor or lessee), no notice of default or termination has been given or received, no event of default has occurred, and no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination under any such lease, and (ix) neither the Corporation, the Subsidiary nor, to the Knowledge of the Vendors, any other party has violated any term or condition under any such lease in any material respect;

     (ff) the leases of personal property listed in Schedule 3.1(ff) constitute all the personal property leases to which the Corporation or the Subsidiary is a party (either as lessor or lessee) true and complete copies of such leases and all amendments and modifications thereof or proper and complete descriptions of which have been provided to the Purchaser;

     (gg) Environmental Representations and Warranties of the Vendors:

          (i)  as used herein:

               A. the term "Environmental Laws" shall mean any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Toxic Substances Control Act; and

               B. the term "Hazardous Material" shall mean any hazardous or toxic substance, material, or waste, including, but not limited to those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. (S)172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. (S)6991-6991(i)) and their derivatives;

          (ii) to the Knowledge of the Vendors:

               A. all activities of the Corporation and the Subsidiary with respect to real property now or formerly owned or leased by the Corporation or the Subsidiary ("Real Property") have been and are being conducted in material compliance with all federal, state and local statutes, ordinances, rules, regulations and orders, as well as all requirements of common law concerning those activities, repairs or construction of any improvements, manufacturing processing and/or handling of any materials, and discharges to the air, soil, surface water or groundwater;

               B. there has been no release or presence of any Hazardous Materials on, in, from or onto the Real Property;

               C. neither the Corporation or the Subsidiary has generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on the Real Property;

               D. the Corporation and the Subsidiary have obtained all approvals and caused all notifications to be made with respect to the Real Property as required by Environmental Laws, if any;

               E. the Corporation has delivered to the Purchaser a true and complete list of all registrations with, licenses from, or permits issued by governmental agencies or authorities material to the operations of the business of the Corporation and the Subsidiary pursuant to environmental, health and safety laws, and all such registrations, licenses or permits are in full force and effect;

               F. neither the Corporation nor the Subsidiary has received any written notice of any violation of any Environmental Laws with respect to the Real Property;

               G. no action has been commenced or threatened regarding the Corporation's or the Subsidiary's compliance with any Environmental Laws with respect to the Real Property;

               H. no tanks used for the storage of any Hazardous Material above or below ground are present or to the Knowledge of the Vendors were at any time present on or about the Real Property;

               I. no action has been commenced or threatened regarding the presence of any Hazardous Material on or about the Real Property;

               J. no Hazardous Materials are present in any medium in the operations of the business of the Corporation and the Subsidiary and/or at the Real Property in such a manner as requires investigation or remediation under any applicable law;

               K. no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Real Property; and

               L. no friable asbestos is present in the operations of the business of the Corporation and the Subsidiary and/or the Real Property;

        (iii) neither the Corporation nor the Subsidiary has released or waived the liability of any previous owner, lessee, or operator of the Real Property or any party who may be potentially responsible for the presence or removal of Hazardous Material on or about the Real Property and has any indemnification obligation regarding Hazardous Material with respect to the Real Property to any party;

     (hh) other than the Subsidiary which is a subsidiary of the Corporation, neither the Corporation nor the Subsidiary has any subsidiaries or agreements, options or commitments to acquire any shares or securities of any corporation or other entity or partnership or to acquire or lease any business operations, real property or assets;

     (ii) there is no unexpired agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation or the Subsidiary of its business or any of its assets other than in the usual and ordinary course of business;

     (jj) except as set out in Schedule 3.1(jj), neither the Corporation nor the Subsidiary is a party to or bound by any contract or commitment to pay any royalty, license fee or management fee;

     (kk) neither the Corporation nor the Subsidiary has any written or unwritten employment contract with any person whomsoever except such contracts for all the employees of the Corporation and the Subsidiary as are listed in Schedule 3.1(kk) attached hereto and such Schedule truly and correctly sets out whether such contracts are or are not in writing and the date at birth, annual salary, car allowance, holiday entitlement, position and hire date of each of the employees of the Corporation or the Subsidiary, as the case may be;

     (ll) neither the Corporation nor the Subsidiary is bound by or a party to:

          (i)  any collective bargaining agreement, or

          (ii) any health, dental, life and disability insurance, retirement, pension, bonus, profit-sharing or similar plan or incentive management or deferred compensation plan of any kind whatsoever or any benefit plan including, without limitation maintained by or on behalf of the Corporation or the Subsidiary for any of its employees;

          except such agreements and plans as are listed in Schedule 3.1(ll) attached hereto and copies of which are attached to such Schedule 3.1(ll) as exhibits;

     (mm) all benefit plans listed in Schedule 3.1(ll) have been duly registered where required by, and are in good standing under, all applicable legislation and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder;

     (nn) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

          (i) holds bargaining rights with respect to any of the Corporation's or the Subsidiary's employees by way of certification, interim certification, voluntary recognition, designation, successor rights or other means,

          (ii) has applied to be certified as the bargaining agent of any of the Corporation's or the Subsidiary's employees, or

          (iii) has applied to have the Corporation or the Subsidiary declared a related employer pursuant to any law which would allow it to hold bargaining rights with respect to any of the Corporation's or the subsidiary's employees;

     (oo) except as disclosed in Schedule 3.1(oo), except for remuneration paid to employees in the usual and ordinary course of business including, without limitation, holiday or other bonus remuneration or severance payments and made at current rates of remuneration no payments have been made or authorized since the Interim Balance Sheet Date by the Corporation or the Subsidiary, respectively, to officers, directors or employees of the Corporation or the Subsidiary;

     (pp) except as disclosed in Schedule 3.1(uu), there are no outstanding or threatened or pending actions, claims, grievances or proceedings pertaining to the businesses of the Corporation or the Subsidiary pursuant to any taxation, health, employment or other law relating to employees or independent contractors;

     (qq) the Corporation and the Subsidiary have made or paid all payments, premiums, assessments, penalties and/or remittances in a timely fashion in respect of their respective employees;

     (rr) to the Knowledge of the Vendors, there are no actual or threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, or, threatened or pending unfair labor practice complaints pertaining to the businesses of the Corporation or the Subsidiary, nor have there been any such activities or complaints within the last five years;

     (ss) except as described in Schedule 3.1(oo), all vacation pay for employees of the Corporation and the Subsidiary is properly reflected in the books and accounts of the Corporation and the Subsidiary;

     (tt) no current or former director, officer, shareholder, employee or consultant of the Corporation or the Subsidiary or any other person who may be deemed to be not dealing at arm's length with the Corporation with any such person is indebted to the Corporation or the Subsidiary, as the case may be;

     (uu) None of the Vendors has received notice of any actions, suits or proceedings (whether or not purportedly on behalf of the Corporation or the Subsidiary) pending or threatened against or adversely affecting, or which could adversely affect, the Corporation or the Subsidiary or any of their assets before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, including without limitation, any claim, litigation or liabilities in any way relating to the Fair Credit Reporting Act, any federal or state equal employment opportunity law or any other law, and which might involve the possibility of any judgment or liability against the Corporation or the Subsidiary, except such actions, suits or proceedings as are disclosed in Schedule 3.1(uu) attached hereto and to the Knowledge of the Vendors, neither the Corporation nor the Subsidiary has been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic;

     (vv) there are no outstanding or unsatisfied judgements against the Vendors, the Corporation or the Subsidiary;

     (ww) None of the Vendors has filed for bankruptcy protection under United States bankruptcy laws nor, to the Knowledge of the Vendors, do they know of any circumstances which might reasonably lead any of them to seek such protection during the period of ninety (90) days after the Closing;

     (xx) neither the Corporation nor the Subsidiary is seeking business in any jurisdiction other than those set out in Schedule 3.1(xx);

     (yy) the Corporation and the Subsidiary have complied with all applicable laws, rules, regulations, notices, approvals and orders of the United States of America and of the jurisdictions stated in Schedule 3.1(xx) and all municipalities thereof in which its business is carried on, the non-compliance with which could be reasonably expected to have a material adverse effect on the Corporation or the Subsidiary and neither the Corporation nor the Subsidiary has received notice of the breach of any such laws, rules, regulations, notices, approvals or orders and is not in breach of any such laws, rules, regulations, notices, approvals or orders;

     (zz) to the Knowledge of the Vendors, (A) the Corporation and the Subsidiary are duly licensed, registered or qualified, and duly possess all permits, in the jurisdictions stated in Schedule 3.1(xx) and all municipalities thereof in which the Corporation or the Subsidiary carry on their respective businesses to enable their businesses to be carried on as now conducted and their assets to be owned, leased and operated, and (B) all such licenses, registrations, qualifications and permits are listed in Schedule 3.1(xx) and are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of its business;

     (aaa) to the Knowledge of the Vendors, the operation of the Corporation and the Subsidiary on any lands from which it conducts the operations of its business is not in contravention of any restriction or limitation applicable to such lands and is not in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

     (bbb) attached hereto as Schedule 3.1(bbb) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications and copyright registration applications, both domestic and foreign, owned or made by the Corporation or the Subsidiary;

     (ccc) all trade marks, trade names, patents, copyrights and Software used in or required for the proper carrying on of the Corporation's business and the Subsidiary's business are listed in Schedule 3.1(bbb) and to the Knowledge of the Vendors are either validly licensed for all uses to which they are put by the Corporation and the Subsidiary or are validly and beneficially owned, either by the Corporation or the Subsidiary and are, to the extent indicated in such Schedule 3.1(bbb) duly registered in the United States Patent and Trademark Office except as reflected in Schedule 3.1(bbb);

     (ddd) to the Knowledge of the Vendors, neither the conduct of the Corporation nor the Subsidiary infringes upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

     (eee) attached hereto as Schedule 3.1(eee) is a true and complete list of all insurance policies maintained by the Corporation and the Subsidiary that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder;

     (fff) the Corporation has received letters from its software vendors copies of which are attached as Schedule 3.1(fff) assuring the Corporation that the Software is fully year 2000 compliant and is entirely fault free performance in the manipulation of data with dates prior to, through and beyond January 1, 2000 so that such performance is transparent to the user;

3.2         Survival of Vendors' Representations, Warranties and Covenants
            --------------------------------------------------------------

            The covenants of the Vendors set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof for a period of two (2) years from the Closing Date.

3.3       Purchaser's Representations and Warranties
          ------------------------------------------

          The Purchaser represents and warrants to the Vendors that the following representations and warranties are true as of the date hereof and will be true as of the Time of Closing:

     (a) the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the State of Texas;

     (b) the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby;

     (c) the Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933; and

     (d) the Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than a finder's fee in the amount of $113,750 payable to Clifton Hammond of Omaha, Nebraska payable in common shares in the capital stock of LML Payment Systems Inc. to be issued at an issue price per common share equal to the closing offering price for the purchase of such common share as reported by NASDAQ on the day previous to the Closing Date and will indemnify and hold Vendors harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

3.4       Survival of Purchaser's Representations, Warranties and Covenants
          -----------------------------------------------------------------

          The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors in accordance with the terms thereof for a period of two (2) years from the Closing Date.


                                 ARTICLE 4 - CLOSING
                                 -------------------

4.1       Closing
          -------

          The sale and purchase of the Shares shall be completed at the Time of Closing at the offices of Vendors' Counsel, Bank of America Center, 100 West Broadway, Suite 700, Wichita, Kansas.

4.2       Deliveries by the Vendors to the Purchaser
          ------------------------------------------

     (a) At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following:

          (i) certificates of each of the Vendors as to the accuracy of their respective representations and warranties hereunder at Closing;

          (ii) certificate of the secretary of the Corporation certifying a copy of the resolution of the directors of the Corporation authorizing transfer of the Shares to the Purchaser and issuance of a share certificate to the Purchaser;

          (iii) the Certificate of Good Standing or evidence of such good standing of the Corporation from each state in which the nature of the Corporation's business or the location of its assets requires qualification;

          (iv) the Certificate of Good Standing or evidence of such good standing of the Subsidiary from each state in which the nature of the Subsidiary's business or the location of its assets requires qualification;

          (v) the certified copy of the Articles of Incorporation and Bylaws of the Corporation;

          (vi) the certified copy of the Articles of Incorporation and Bylaws of the Subsidiary;

          (vii) incumbency certificate certifying as to the authority of the signatory of the Corporation to execute certificates on behalf of the Corporation;

          (viii) incumbency certificate certifying as to the authority of the signatory of the Subsidiary to execute certificates on behalf of the Subsidiary;

          (ix) certificates evidencing the Shares being purchased by the Purchaser, which shall be delivered free and clear of all liens, registered in the name of the Purchaser;

          (x) opinion of Vendor Counsel, substantially in the form attached hereto as Schedule 4.2(a)(x);

          (xi) Employment Agreement executed by Mr. Oeding and the Corporation substantially in the form attached hereto as Schedule 4.2(a)(xi);

          (xii) non-competition agreements executed by Mr. Carney and Mr. Mohr, the Purchaser, the Corporation and the Subsidiary in the forms attached hereto as Schedule 4.2(a)(xii) (the "Non-Competition Agreement");

          (xiii) resignations of certain of the officers and directors of the Corporation and the Subsidiary requested by the Purchaser;

          (xiv)   the Vendors' Certificates in the form attached hereto as
                  Schedule 4.2(a)(xiv); and

          (xv) the consent of the Auditor of the Corporation and the Subsidiary as to use of its name in public filings.

4.3       Deliveries by the Purchaser to the Vendors
          ------------------------------------------

     (a) At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following:

          (i)     certified copy of the constating documents of the Purchaser;

          (ii)    certificate of status of the Purchaser;

          (iii) certificate of the President of the Purchaser as to the accuracy of the representations and warranties of the Purchaser at Closing;

          (iv) certificate of the President and the Secretary of the Purchaser certifying copies of the Board of Directors' resolutions and/or meeting minutes, evidencing authorization of the transaction contemplated herein;

          (v) incumbency certificate certifying as to the authority of the signatory of the Purchaser to execute this Agreement; and

          (vi) the portion of the Purchase Price payable by the Purchaser to each of the Vendors in accordance with Section 2.1(b).


                             ARTICLE 5 - COVENANTS
                             ---------------------

5.1       Taxes
          -----

          The Purchaser does not assume and shall not be liable for any taxes under the Internal Revenue Code of the United States of America or any other taxes whatsoever which may be or become payable by the Vendors including, without limitation, any taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares herein contemplated, and the Vendors shall severally indemnify and save harmless the Purchaser from and against all such taxes except as described and reflected in Schedule 5.1.

5.2       Employees
          ---------

     (a) the Purchaser intends for the immediately foreseeable future to cause the Corporation to maintain the employment of all employees of the Corporation upon the Closing Date (collectively, the "Employees") at the wage and benefit levels in existence on the Closing Date or as otherwise set forth on Schedule 3.1(kk), including, without limitation, existing health insurance coverage. The Purchaser shall cause the Corporation to honor all Employees vacation, sick leave, cash bonus and similar bonuses, incentives and benefits properly accrued as of the Closing Date and to continue to offer existing benefits for the immediately foreseeable future;

     (b) the Purchaser shall indemnify, defend and hold the Vendors harmless from liability, if any, resulting from the Purchaser's failure after the Time of Closing to honor, continue and pay the accrued benefits and obligations described in this Section 5.2 or any failure to continue to offer any benefits as required by applicable federal, state and local law. In the event the termination of any Employee occurs after the Time of Closing or a dispute arises over the Corporation's failure to honor properly accrued vacation, sick leave, cash bonus, or any other bonuses or benefits after the Time of Closing, the Purchaser shall indemnify, defend and hold harmless the Vendors from all such liability;

     (c) attached to this Agreement as Schedule 3.1(kk) is a list of all salaried employees of the Corporation and, inter alia, the current annual compensation of each such employee;

     (d) notwithstanding anything contained in this Section 5.2, the Corporation shall not be required to continue the employment after Closing of any Employee who:

          (i) is not performing his or her job functions to the Corporation's reasonable satisfaction, or

          (ii) due to circumstances not foreseen at Closing, should not, in the sole discretion of management of the Corporation continue in the employment of the Corporation;

     (e) notwithstanding anything contained in this Section 5.2, the continuing employment of Mr. Oeding shall be governed by Mr. Oeding's Employment Agreement in the form attached hereto as Schedule 4.2(a)(xi).

This Section 5.2 shall not be construed to create a contract of employment for any Employee or to otherwise create any third party beneficiary rights for any Employee.

                          ARTICLE 6 - INDEMNIFICATION
                          ---------------------------

6.1       By the Vendors
          --------------

          Subject to Section 6.4, each of the Vendors shall severally indemnify and hold harmless the Purchaser, the Corporation and the Subsidiary from and against any and all loss, damage, expense (including, without limitation, court costs, interest, penalties, reasonable legal fees and expenses), suit, action, claim, liability or obligation (collectively, "Losses") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Vendors contained in this Agreement or any agreement ancillary hereto (an "Indemnification Claim"); provided, however, that the Vendors shall not have any obligation to indemnify the Purchaser from and against any Losses until the Purchaser, the Corporation and the Subsidiary have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of a fifty thousand dollars ($50,000) aggregate threshold (in which case the Vendors will be severally obligated to indemnify the Purchaser from and against only such Losses from the first dollar of such Losses resulting from, arising out of, or relating to an Indemnification Claim against the Vendors. In computing the extent of any Loss under this Agreement, the liability of the Vendors for the Indemnification Claim shall be taken into account, if appropriate.

6.2       By Purchaser
          ------------

          Subject to Section 6.4, the Purchaser shall indemnify and hold harmless the Vendors from and against any and all Losses related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Purchaser contained in this Agreement; provided, however, that the Purchaser shall not have any obligation to indemnify the Vendors from and against any Losses until the Vendors have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of a ($50,000) Fifty Thousand Dollars aggregate threshold (in which case the Purchaser will be obligated to indemnify the Vendors from the first dollar of such Losses resulting from, arising out of, or relating to an Indemnification Claim against the Vendors. In computing the extent of any Loss under this Agreement, the liability of the Purchaser for the Indemnification Claim shall be taken into account, if appropriate.

6.3      Indemnification Procedure
         -------------------------

     (a) Any party seeking indemnification must have a good faith belief that it is entitled to such indemnification and shall give prompt (and, in any event, within thirty (30) days after receipt of actual notice of the claim) written notice (in accordance with the provisions of Section 8.10 hereof) to the indemnifying party of the facts and circumstances giving rise to the claim, and the amount of the claim for which it is seeking indemnification. The indemnifying party shall be relieved of the duty to indemnify for any damages which are incurred as a result of the failure to give such notice within the time required by the preceding sentence, however, except for such reductions, the failure to provide such notice within the time required by the preceding sentence, without the incurrence of damages as a result, will not reduce such indemnification obligation. Such notice shall contain a description in reasonable detail of the basis for such claim for indemnification. With respect to any claim for which indemnification is sought, the party seeking indemnification has an obligation to exercise its best efforts to mitigate the amount of any such indemnification claim.

     (b) Any indemnifying party will have the right to defend the indemnified party against any third party claim with counsel of the indemnifying party's choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within fifteen (15) days after the indemnified party has given notice of the third party claim that the indemnifying party will, subject to the limitation of this Agreement, indemnify the indemnified party from and against such claims, and (ii) the indemnifying party conducts the defense of such third party claim actively and diligently. The indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim. In addition, if a legitimate conflict of interests exists such that one firm of attorneys cannot ethically represent both the indemnified party and the indemnifying party or the counsel retained by the indemnifying party otherwise advises the indemnifying party that separate counsel should be obtained, then the indemnified party may select its own counsel with the reasonable fees and expenses thereof to be paid by the indemnifying party.

     (c) The indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the indemnifying party (not to be delayed, conditioned or withheld unreasonably), and the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the indemnified party (not to be delayed, conditioned or withheld unreasonably).

6.4      Maximum Amount of Indemnification Obligations
         ---------------------------------------------

         Notwithstanding anything in this Agreement to the contrary, the aggregate potential liability for a breach of this Agreement, or otherwise arising from the transaction contemplated hereby, including, but not limited to, any liability arising under Article 6 of this Agreement or any liability arising for breach of contract, indemnity claims, tort claims or otherwise, is hereby expressly limited in respect of each of the Vendors to his Sharing Percentage of the Purchase Price and in respect of the Purchaser to three million, two hundred and fifty thousand dollars ($3,250,000).


                            ARTICLE 7 - CONDITIONS
                            ----------------------

7.1      Conditions for the Benefit of the Purchaser
         -------------------------------------------

     (a) The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the Time of
Closing:

     (i)   the representations and warranties of the Vendors set forth in
           Section 3.1 shall be correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (ii) the Vendors shall have performed or complied with all the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendors at or prior to the Time of Closing; and

     (iii) the Purchaser shall be furnished with such certificates, affidavits or statutory declarations of the Corporation and the Subsidiary and of the Vendors or of officers of the Corporation and the Subsidiary and of the Vendors as the Purchaser or the Purchaser's Counsel may deem reasonably necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Vendors, the Corporation or the Subsidiary, as the case may be, at or prior to the Time of Closing and that the representations and warranties of the Vendors herein are true and correct at the Time of Closing.

     (b) In case any term or covenant of the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Purchaser may, without limiting any other right that the Purchaser may have, at its sole option, either:

     (i) rescind this Agreement by notice to the Vendors, and in such event the Purchaser shall be released from all obligations hereunder; or

     (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

7.2        Conditions for the Benefit of the Vendors
           -----------------------------------------

     (a) The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Vendors to be performed or complied with at or prior to the Time of Closing:

     (i)   the representations and warranties of the Purchaser set forth in
           Section 3.3 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (ii) the Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing; and

     (iii) the Vendors shall be furnished with such certificates, affidavits or statutory declarations of the Purchaser or of officers of the Purchaser as the Vendors or the

          Vendors' counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

     (iv) that the employment agreement between the Corporation and Mr. Oeding and the noncompetition agreements with Mr. Mohr and Mr. Carney are signed and executed.

     (b) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendors at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Vendors may, without limiting any other right that the Vendors may have, at its sole option, either:

     (i) rescind this Agreement by notice to the Purchaser, and in such event the Vendors shall be released from all obligations hereunder; or

     (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.


                                 ARTICLE 8 - GENERAL
                                 -------------------

8.1       Further Assurances
          ------------------

          Each of the Vendors and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.2       Time of the Essence
          -------------------

          Time shall be of the essence of this Agreement.

8.3       Commissions
          -----------

          The Vendors shall indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Shares, whether such person purports to act or have acted for the Vendors in connection with the sale of the Shares.

8.4       Legal Fees
          ----------

          Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred. However, it is understood that the audit fees incurred in connection with the preparation of the Financial Statements are an expense of the Corporation.

8.5       Public Announcements
          --------------------

          No public announcement or press release concerning the sale and purchase of the Shares shall be made by the Vendors without the prior consent and joint approval of the Vendors and the Purchaser. The Purchaser will publish a press release concerning the sale and purchase of the Shares as required by law. The Purchaser will allow the Vendors to review such press release and will consider corrections thereto suggested by the Vendors but will not be bound to publish in such press release anything except as is finally determined in the sole discretion of the Purchaser.

8.6       Benefit of the Agreement
          ------------------------

          This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

8.7       Entire Agreement
          ----------------

          This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

8.8       Amendments and Waiver
          ---------------------

          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.9       Assignment
          ----------

          This Agreement may not be assigned by the Vendors without the written consent of the Purchaser or by the Purchaser without the written consent of the Vendors.

8.10      Notices
          -------

          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

             To the Vendors:

                  LAWRENCE I. OEDING
                  2406 Cardinal Drive
                  Wichita, Kansas
                  67204

                  Fax No.: (316) 943-1280

                  FRANK L. CARNEY
                  1740 Barrier Cove
                  Wichita, Kansas
                  67206

                  Fax No.:

                  PAUL J. MOHR
                  301 W. Central
                  Wichita, Kansas
                  67202

                  Fax No.: (316) 265-5183


             To the Purchaser:

                  CFDC Holdings Corp.
                  Suite 200
                  6900 Southpoint Drive
                  Jacksonville, Florida
                  U.S.A. 32216

                  Fax No.: (904) 281-9222

                  Attention:  President
                  ---------

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the seventh Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

8.11      Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas and the laws of the United States of America applicable therein.

8.12      Forum Selection
          ---------------

          For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the State of Kansas and the courts of the State of Kansas shall have jurisdiction to entertain any action arising under this Agreement. The Vendors and the Purchaser each hereby attorns to the jurisdiction of the courts of the State of Kansas.

8.13      Severability
          ------------

          The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal and unenforceable provision deleted, and the validity, legality and unenforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

8.14      Counterparts and Facsimile Signatures
          -------------------------------------

          This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one instrument.
In making proof of this Agreement, it shall not be necessary to account for more than one counterpart executed by the party against whom enforcement is sought. Facsimile signatures are binding on the party providing the facsimile signature.

8.15      Construction
          ------------

          The parties acknowledge that each party and their counsel have had the opportunity to review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

          IN WITNESS WHEREOF the parties have executed this Agreement.

                                     CFDC HOLDINGS CORP.

                                     Per:  _________________________________
                                                                         c/s

                                           _________________________________

SIGNED, SEALED AND DELIVERED in the    )
presence of:                           )
                                       )
___________________________________    )   _________________________________
Witness                                )   LAWRENCE I. OEDING
                                       )
___________________________________    )   _________________________________
Witness                                )   FRANK L. CARNEY
                                       )
___________________________________    )   _________________________________
Witness                                )   PAUL J. MOHR

                                Schedule 3.1(a)
                                ---------------

                                Pending Filings

                                Schedule 3.1(c)
                                ---------------

                             Pending Applications

                             Schedule 3.1(d)(iii)
                             --------------------

                          Corporation Record Material

                                Schedule 3.1(f)
                                ---------------

                         Rights Attached to the Shares

                                Schedule 3.1(h)
                                ---------------

                   Rights Attached to the Subsidiary Shares

                                Schedule 3.1(o)
                                ---------------

                             Financial Statements

                                Schedule 3.1(p)
                                ---------------

                         Interim Financial Statements

                              Schedule 3.1(p)(iv)
                              -------------------

                              Unreported Matters

1.   $5,000.00 of account receivable written off in December as uncollectible.

2.   $1,100.00 of former employees' receivables written off as uncollectible.

3.   Sold Telrad phone system for $200.00, creating a $8,750.00 loss.

4. $1,405.00 of A/C receivable - NSF checks written off as past the statute of limitations.

5.   The net book value of NCN area code fee of $6,000.00 is questionable.

6.   The A/C receivable from blockbuster corporate is in dispute.

7. Inventory accounts are adjusted annually in December based on year end inventories.

8. Monthly accruals are based on estimates. At year end prepaids and accruals are based on actual numbers.

9. Depreciation expense was adjusted $18,325.00 in December for December purchases and year-end adjustments to accumulated depreciation.

                                Schedule 3.1(s)
                                ---------------

                            Liens and Encumbrances

                                Schedule 3.1(u)
                                ---------------

                             Capital Expenditures

                                Schedule 3.1(w)
                                ---------------

                                 Tax Liability

                                Schedule 3.1(x)
                                ---------------

                                  Tax Returns

                                Schedule 3.1(z)
                                ---------------

                              Material Contracts

                               Schedule 3.1(cc)
                               ----------------

                            Leases of Real Property

                               Schedule 3.1(ff)
                               ----------------

                          Leases of Personal Property


Pitney Bowes postage meter of May 29, 1999

                               Schedule 3.1(jj)
                               ----------------

                     Royalty, License Fee, Management Fee

                               Schedule 3.1(kk)
                               ----------------

                                   Employees

                               Schedule 3.1(ll)
                               ----------------

                            Employee Benefit Plans


PLAN                CARRIER

Group Health        Blue Cross/Blue Shield
Group Life          Advance Insurance Company
Group Disability    AFLAC
Section 125         AFLAC
Cafeteria Plan
401K                Merrill Lynch

                               Schedule 3.1(oo)
                               ----------------

                 Employee Payments out of the Ordinary Course

New Hires:

12/1 - Amy Bishop - $8.00 = Legal
12/4 - Jessica Goin - $7.00 = Processing

Raises in December:

12/16 - Sylvia Alden - $.25 per hour
11/27 - Karen Bradley - $30.00 per week
11/27 - Charles Davis - $25.00 per week
10/23 - Erin Davis - $.75 per hour
11/27 - Bruce Huelsmann - $20.00 per week
12/14 - Monique Margraf - $.50 per hour
10/23 - Larry Oeding - $125.00 per week
11/27 - Kevin Swysgood - $.50 per hour

Vacation Pay in Lieu of Vacation Days Off:

Larry Oeding - 56 hours

                                 Schedule 3.1(uu)
                                 ----------------

                                 Legal Actions

Debtor ID      Threats from Check Writers        Estimated Liability

647372         Tammy Peterson                              .

562191         Betty Hueser                                .

314563         Kathryn Montgomery                          .

507263         Damian Love                                 .

457438         Michelle Fizer                              .

479205         Michael Garcia                              .

533507         Mark Reynolds                               .

287037         Craig Ross                                  .

205873         Gregory Dovel                               .

                               Schedule 3.1(xx)
                               ----------------

                Jurisdictions of Business, Permits and Licenses


Kansas
Missouri
Nebraska
Colorado
Oklahoma
Iowa
Illinois
Texas

                               Schedule 3.1(bbb)
                               -----------------

                             Intellectual Property


Check Centre Trademark (Federal and Kansas)

                               Schedule 3.1(eee)
                               -----------------

                              Insurance Policies

                               Schedule 3.1(fff)
                               -----------------

                              Software Compliance

                              Schedule 4.2(a)(x)
                              ------------------

                           Opinion to Vendor Counsel

                              Schedule 4.2(a)(xi)
                              -------------------

  Employment Agreement between the Purchaser, the Corporation and Mr. Oeding

                             Schedule 4.2(a)(xii)
                             --------------------

        Non Competition Agreements Executed by Mr. Carney and Mr. Mohr

                             Schedule 4.2(a)(xiv)
                             --------------------

                             Vendors' Certificates

                             Schedule 4.2(a)(xiv)
                             --------------------

                             Vendors' Certificates